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Exhibit 99.1



                            [Asta FUNDING, INC. Logo]


                                  NASDAQ: ASFI


         FOR IMMEDIATE RELEASE

CONTACT:
                                          Stephen D. Axelrod, CFA
Mitchell Herman, CFO                      Andria Arena (Media)
ASTA FUNDING, INC.                        WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)
                                          steve@wolfeaxelrod.com


      ASTA FUNDING REPORTS RECORD THIRD QUARTER AND NINE MONTHS NET INCOME

                    - NET INCOME GROWS OVER 120% IN QUARTER -

ENGLEWOOD CLIFFS, NJ, AUGUST 4, 2004 -- ASTA FUNDING, INC., (NASDAQ: ASFI), A LEADING CONSUMER RECEIVABLE ASSET MANAGEMENT AND LIQUIDATION COMPANY, today reported results for the three months and nine months ended June 30, 2004.

Net income for the three months ended June 30, 2004, rose 121% to a record $5,607,000, or $0.39 per diluted share, compared to $2,540,000, or $0.27 per diluted share, in the same prior year period. Revenues for the three months ended June 30, 2004, were $12,050,000, an increase of 31% compared to revenues of $9,208,000 a year ago.

Net income for the nine months ended June 30, 2004 grew 116% to a record $15,728,000 or $1.10 per diluted share, from $7,281,000, or $0.81 per diluted share, for the same period a year earlier. Revenues for the nine months ended June 30, 2004 were a record $36,369,000, an increase of 54% compared to revenues for the nine months ended June 30, 2003 of $23,679,000.

Per share results for both the three and nine month periods have been adjusted for a 2-for-1 stock split, effected through a 100% stock dividend, which became effective March 23, 2004, and give effect to the additional shares which were issued through our June 2003 common stock secondary offering.

Commenting on the Company's performance, Asta chief executive officer Gary Stern said, "Asta continues to produce record financial results. The third quarter and nine month comparative results reflect significantly increased cash collections resulting from the value we have built in our existing book of business and the early returns on our more recently-added portfolios, as well as the continued efficiencies driven by our expense controls."

Mr. Stern added, "Our outstanding results are a testament to our long-term disciplined strategy, which is not dependent on receivable purchases in any one quarter. With our financial and operational resources, our stringent pricing standards and our proven business model, I am confident that Asta will continue to maximize long-term value for our shareholders."

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Asta Funding will conduct a teleconference today at 11:00 a.m. EDT. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5-10 minutes prior to 11:00 a.m. EDT. Please refer to the Asta Funding earnings teleconference ID 9002003. A recording of the conference call will be available from 1:00 p.m. EDT August 4th through August 11th, by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 9002003.

                    ________________________________________

Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward- looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

                                                             - TABLE TO FOLLOW -


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                       ASTA FUNDING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                               Three Months Ended                      Nine Months Ended
                                                           June 30,           June 30,           June 30,            June 30,
                                                              2004               2003                 2004               2003
                                                              ----               ----                 ----               ----
Revenues:
Finance income                                         $12,050,000         $9,208,000          $36,369,000        $23,679,000


Expenses:
General and administrative                               2,474,000          2,067,000            7,998,000          5,429,000
Third-party servicing                                           --          1,320,000            1,316,000          4,496,000
Interest                                                   167,000          1,409,000              623,000          1,422,000
                                                         2,641,000          4,796,000            9,937,000         11,347,000

Income before income taxes                               9,409,000          4,412,000           26,432,000         12,332,000

Income tax expense                                       3,802,000          1,872,000           10,704,000          5,051,000

Net income                                              $5,607,000         $2,540,000          $15,728,000         $7,281,000

Net income per share - Basic                                 $0.42              $0.30                $1.18              $0.88
                     - Diluted                               $0.39              $0.27                $1.10              $0.81

Weighted average number of shares
outstanding          - Basic                            13,403,000          8,376,000           13,318,000          8,232,000
                     - Diluted                          14,286,000          9,272,000           14,248,000          8,976,000


OTHER FINANCIAL HIGHLIGHTS:

o Asta purchased consumer receivables with an aggregate face value of $1.5 billion for an aggregate cost of $55.6 million during the nine months ended June 30, 2004. In the first nine months of fiscal 2003, Asta purchased consumer receivables with an aggregate face value of $2.0 billion for an aggregate cost of $61.5 million.

o Cash collections for the quarter and nine months ended June 30, 2004 were $26.0 million and $85.3 million, respectively, compared to $18.0 million and $46.2 million for the same periods a year earlier.

o On June 30, 2004, the Company was added to the Russell 2000 and 3000 Indexes. The Russell Indexes are widely used by investment managers for index funds and as benchmarks for both passive and active strategies. About $220 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them.

o Regular quarterly dividend of $0.03 per share was paid on August 1, 2004.


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